Exhibit 99.2

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353 -5066
Investors: Michael Sileck 203-352-1150
World Wrestling Entertainment, Inc.
Doubles Quarterly Dividend
STAMFORD, Conn., December 1, 2005 - World Wrestling Entertainment, Inc. (NYSE:WWE) announced today that it would double its regular quarterly dividend. Culminating a series of discussions on the matter, the Company’s board of directors today authorized the increase, and declared the first such quarterly dividend of $0.24 on all Class A and Class B common shares. The record date for the dividend is December 31, 2005. The payment date will be January 10, 2006. Previously, the Company’s quarterly dividend was $0.12 on all Class A and Class B common shares.
Commenting on this announcement, Vincent K. McMahon, Chairman of the Board of Directors said, “After a thorough review of the company’s strategic initiatives and capital structure, we believe this dividend increase is the best current use of our cash and beneficial to our shareholders. The company anticipates that future earnings growth and thoughtful capital deployment will allow WWE to pay this high level of dividend for the foreseeable future.”
World Wrestling Entertainment, Inc. is an integrated media and entertainment company headquartered in Stamford, Conn., with offices in New York City, Los Angeles, Toronto, and London. Additional information on the company can be found at wwe.com and corporate.wwe.com.
Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks which are the exclusive property of World Wrestling Entertainment, Inc.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreement, including television distribution agreement; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.